Exhibit 3.1

SCHEDULE “A” TO ARTICLES OF AMENDMENT OF
ENBRIDGE INC.

The forty-third series of Preference Shares of the Corporation shall consist of an unlimited number of shares designated as Preference Shares, Series 2018-A (the “Conversion Preference Shares”).  In addition to the rights, privileges, restrictions and conditions attaching to the Preference Shares as a class, the rights, privileges, restrictions and conditions attaching to the Conversion Preference Shares shall be as follows:

1.                                    Interpretation

(a)                               In these Conversion Preference Share provisions, the following expressions have the meanings indicated:

(i)                                  “Automatic Conversion Event” means an event giving rise to an automatic conversion of the Subordinate Notes, without the consent of the holders of the Subordinate Notes and pursuant to the Indenture, into Conversion Preference Shares, being the occurrence of any one of the following: (i) the making by the Corporation of a general assignment for the benefit of its creditors or a proposal (or the filing of a notice of its intention to do so) under the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), (ii) any proceeding instituted by the Corporation seeking to adjudicate it a bankrupt or insolvent, or, where the Corporation is insolvent, seeking liquidation, winding-up, dissolution, reorganization, arrangement, adjustment, protection, relief or compromise of its debts under any law relating to bankruptcy or insolvency in Canada, or seeking the entry of an order for the appointment of a receiver, interim receiver, trustee or other similar official for the property and assets of the Corporation or any substantial part of its property and assets in circumstances where the Corporation is adjudged a bankrupt or insolvent, (iii) a receiver, interim receiver, trustee or other similar official is appointed over the property and assets of the Corporation or for any substantial part of its property and assets by a court of competent jurisdiction in circumstances where the Corporation is adjudged a bankrupt or insolvent under any law relating to bankruptcy or insolvency in Canada, or (iv) any proceeding is instituted against the Corporation seeking to adjudicate it a bankrupt or insolvent, or where the Corporation is insolvent, seeking liquidation, winding-up, dissolution, reorganization, arrangement, adjustment, protection, relief or compromise of its debts under any law relating to bankruptcy or insolvency in Canada, or seeking the entry of an order for the appointment of a receiver, interim receiver, trustee or other similar official for the property and assets of the Corporation or any substantial part of its property and assets in circumstances where the Corporation is adjudged a bankrupt or insolvent under any law relating to bankruptcy or insolvency in Canada, and either such proceeding has not been stayed or dismissed within 60 days of the institution of any such proceeding or the actions sought in such proceedings occur including the entry of an order for relief against the Corporation or the appointment of a receiver, interim receiver, trustee, or other similar official for the Corporation’s property and assets or for any substantial part of its property and assets;

(ii)          “Book-Based System” means the record entry securities transfer and pledge system administered by the System Operator in accordance with the operating rules and procedures of the System Operator in force from time to time and any successor system thereof;

(iii)         “Book-Entry Holder” means the person that is the beneficial holder of a Book-Entry Share;

(iv)         “Book-Entry Shares” means the Conversion Preference Shares held through the Book-Based System;

(v)          “business day” means a day on which chartered banks are generally open for business in both Calgary, Alberta and Toronto, Ontario;

(vi)         “CDS” means CDS Clearing and Depository Services Inc. or any successor thereof;

(vii)       “Common Shares” means the common shares of the Corporation;

(viii)      “Definitive Share” means a fully registered, typewritten, printed, lithographed, engraved or otherwise produced share certificate representing one or more Conversion Preference Shares;

(ix)         “Global Certificate” means the global certificate representing outstanding Book-Entry Shares;

(x)          “Indenture” means the Trust Indenture dated as of February 25, 2005, between the Corporation and Deutsche Bank Trust Company Americas as trustee, as supplemented by the First Supplemental Indenture dated as of March 1, 2012, the Second Supplemental Indenture dated as of December 19, 2016, the Third Supplemental Indenture dated as of July 14, 2017, and as further supplemented by the Fourth Supplemental Indenture to be dated as of March 1, 2018;

(xi)         “junior shares” means the Common Shares and any other shares of the Corporation that may rank junior to the Preference Shares in any respect;

(xii)       “Liquidation Distribution” means the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs;

(xiii)      “Participants” means the participants in the Book-Based System;

(xiv)      “Perpetual Preference Share Rate” means the dividend rate payable on the Conversion Preference Shares from time to time, being the same rate as the interest rate that would have accrued on the Subordinate Notes at any such time had such notes not been automatically converted into Conversion Preference Shares upon an Automatic Conversion Event, and had remained outstanding;

(xv)       “Preference Shares” means the preference shares of the Corporation;

(xvi)      “Quarterly Dividend Payment Date” means, in respect of dividends payable for the period from and after March 1, 2028, March 1, June 1, September 1 and  December 1 of each year during which any Conversion Preference Shares are issued and outstanding;

(xvii)     “Semi-Annual Dividend Payment Date” means, in respect of dividends payable for the period from March 1, 2018 to but excluding March 1, 2028, March 1 and September 1 of each year during which any Conversion Preference Shares are issued and outstanding;

(xviii)   “Subordinate Notes” means the 6.250% Fixed-to-Floating Rate Subordinated Notes Series 2018-A due 2078 of the Corporation; and

(xix)      “System Operator” means CDS or its nominee or any successor thereof.

(b)                              The expressions “on a parity with”, “ranking prior to”, “ranking junior to” and similar expressions refer to the order of priority in the payment of dividends or in the distribution of assets in the event of any Liquidation Distribution.

(c)                               If any day on which any dividend on the Conversion Preference Shares is payable by the Corporation or on or by which any other action is required to be taken by the Corporation is not a business day, then such dividend shall be payable and such other action may be taken on or by the next succeeding day that is a business day.

(d)                             All dollar amounts are in United States dollars.

2.                                    Issue Price

The issue price of each whole Conversion Preference Share will be $1,000.

3.                                    Dividends

(a)                               Holders of Conversion Preference Shares will be entitled to receive cumulative preferential cash dividends, if, as and when declared by the board of directors, subject to the Canada Business Corporations Act, at the Perpetual Preference Share Rate, payable on each Semi-Annual Dividend Payment Date or Quarterly Dividend Payment Date, as applicable, subject to applicable withholding tax as provided in paragraph 10.

(b)                              The dividends on Conversion Preference Shares will accrue (but not compound) on a daily basis.  If, on any Dividend Payment Date, the dividends accrued to such date are not paid in full on all of the Conversion Preference Shares then issued and outstanding, such dividends, or the unpaid portion thereof, shall be paid on a subsequent date or dates determined by the board of directors on which the Corporation will have sufficient funds properly available, under the provisions of applicable law and under the provisions of any trust indenture governing bonds, debentures or other securities of the Corporation, for the payment of such dividends.

4.                                    Purchase for Cancellation

The Corporation may, at any time, subject to the provisions of paragraph 8 and to the provisions of the Canada Business Corporations Act, purchase for cancellation (if obtainable),  out of capital or otherwise, all or any part of the Conversion Preference Shares outstanding from time to time at any price by tender to all holders of record of Conversion Preference Shares or through the facilities of any stock exchange on which the Conversion Preference Shares are listed, or in any other manner, provided that in the case of a purchase in any other manner the price for such Conversion Preference Shares so purchased for cancellation shall not exceed the highest price offered for a board lot of the Conversion Preference Shares on any stock exchange on which such shares are listed on the date of purchase for cancellation, plus the costs of purchase.  If upon any tender to holders of Conversion Preference Shares under the provisions of this paragraph 4, more shares are offered than the Corporation is prepared to purchase, the shares so offered will be purchased as nearly as may be pro rata (disregarding fractions) according to the number of Conversion Preference Shares so offered by each of the holders of Conversion Preference Shares who offered shares to such tender.  From and after the date of purchase of any Conversion Preference Shares under the provisions of this paragraph 4, the shares so purchased shall be cancelled.

5.                                    Redemption

The Corporation may not redeem the Conversion Preference Shares or any of them prior to March 1, 2028.  Subject to the provisions of paragraph 8 and to the provisions of the Canada Business Corporations Act, on or after March 1, 2028, the Corporation may redeem, on not more than 60 days and not less than 30 days prior notice, on any Semi-Annual Dividend Payment Date or Quarterly Dividend Payment Date, as applicable, all or any part of the then outstanding Conversion Preference Shares on payment of $1,000 cash per whole Conversion Preference Share, together with an amount equal to all accrued and unpaid dividends thereon (such price and amount being hereinafter referred to as the “Redemption Price”), which amount for such purpose shall be calculated as if such dividends were accruing for the period from the expiration of the last Semi-Annual Dividend Payment Date or Quarterly Dividend Payment Date, as applicable, for which dividends thereon have been paid in full up to the date of such redemption.  Subject as aforesaid, if only part of the then outstanding Conversion Preference Shares is at any time to be redeemed, the shares so to be redeemed shall be selected by lot or in such other equitable manner as the Corporation may determine or, if the directors so determine, may be redeemed pro rata disregarding fractions.  For the purposes of subsection 191(4) of the Income Tax Act (Canada) or any successor or replacement provision of similar effect, the amount specified in respect of each whole Conversion Preference Share is $1,000.

6.                                    Procedure on Redemption

Subject to the provisions of the Canada Business Corporations Act, in any case of redemption of Conversion Preference Shares under the provisions of the foregoing paragraph 5, the following provisions shall apply.  The Corporation shall not more than 60 days and not less than 30 days before the date specified for redemption mail to each person who at the date of mailing is a registered holder of Conversion Preference Shares to be redeemed a notice in writing of the intention of the Corporation to redeem such Conversion Preference Shares.  Such notice shall be delivered by electronic transmission, by facsimile transmission or by ordinary unregistered first class prepaid mail addressed to each holder of Conversion Preference Shares at the last address of such holder as it appears on the books of the Corporation, or, in the event of the address of any holder not so appearing, to the address of such holder last known to the Corporation, provided, however, that accidental failure to give any such notice to one or more of such holders shall not affect the validity of such redemption.  Such notice shall set out the Redemption Price and the date on which redemption is to take place and, if part only of the shares held by the person to whom it is addressed is to be redeemed, the number thereof so to be redeemed.  On or after the date so specified for redemption the Corporation shall pay or cause to be paid to or to the order of the registered holders of the Conversion Preference Shares to be redeemed the Redemption Price on presentation and surrender at the registered office of the Corporation or any other place designated in such notice of the certificates for the Conversion Preference Shares called for redemption.  Such payment shall be made by cheque of the Corporation payable in lawful money of the United States at par at any branch of the Corporation’s bankers for the time being in the United States.  Such Conversion Preference Shares shall thereupon be redeemed and shall be cancelled.  If a part only of the shares represented by any certificate be redeemed, a new certificate for the balance shall be issued at the expense of the Corporation.  From and after the date so specified for redemption, the Conversion Preference Shares called for redemption shall cease to be entitled to dividends and the holders thereof shall not be entitled to exercise any of the rights of shareholders in respect thereof unless payment of the Redemption Price shall not be made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of such holders shall remain unaffected.  The Corporation shall have the right any time after the mailing of notice of its intention to redeem any Conversion Preference Shares as aforesaid to deposit the Redemption Price of the shares so called for redemption, or of such of the said shares represented by certificates which have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, to a special account in any chartered bank or any trust company in the United States named in such notice, to be paid without interest to or to the order of the respective holders of such Conversion Preference Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same and upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the Conversion Preference Shares in respect whereof such deposit shall have been made shall be cancelled and the rights of the holders thereof after such deposit or such redemption date, as the case may be, shall be limited to receiving without interest their proportionate part of the total Redemption Price so deposited against presentation and surrender of the said certificates held by them respectively.

7.                                    Liquidation, Dissolution or Winding-up

In the event of a Liquidation Distribution, the holders of the Conversion Preference Shares, in accordance with the Preference Shares class provisions, shall be entitled to receive $1,000 per whole Conversion Preference Share together with an amount equal to all accrued and unpaid dividends thereon (less any tax required to be deducted and withheld by the Corporation), which amount for such purposes shall be calculated as if such dividends were accruing for the period from the expiration of the last Semi-Annual Dividend Payment Date or Quarterly Dividend Payment Date, as applicable, for which dividends thereon have been paid in full up to the date of such event, the whole before any amount shall be paid or any property or assets of the Corporation shall be distributed to the holders of the junior shares.  Where any such amounts are not paid in full, the Conversion Preference Shares shall participate rateably with all Preference Shares and all other shares, if any, which rank on a parity with the Preference Shares with respect to the return of capital or any other distribution of assets of the Corporation, in respect of any return of capital in accordance with the sums which would be payable on the Preference Shares and such other shares on such return of capital, if all sums so payable were paid in full in accordance with their terms.  After payment to the holders of the Conversion Preference Shares of the amount so payable to them, they shall not, as such, be entitled to share in any further distribution of the property or assets of the Corporation.

8.                                    Restrictions on Payment of Dividends and Reduction of Capital

So long as any of the Conversion Preference Shares are outstanding, the Corporation shall not:

(a)                               call for redemption, purchase, reduce stated capital maintained by the Corporation or otherwise pay off less than all of the Conversion Preference Shares and all other Preference Shares of the Corporation then outstanding ranking prior to or on parity with the Conversion Preference Shares with respect to payment of dividends;

(b)                              declare, pay or set apart for payment any dividends (other than stock dividends in shares of the Corporation ranking junior to the Conversion Preference Shares) on the Common Shares or any other shares of the Corporation ranking junior to the Conversion Preference Shares with respect to payment of dividends; or

(c)                               call for redemption of, purchase, reduce stated capital maintained by the Corporation or otherwise pay for any shares of the Corporation ranking junior to the Conversion Preference Shares with respect to repayment of capital or with respect to payment of dividends;

unless all dividends up to and including the dividends payable on the last preceding dividend payment dates on the Conversion Preference Shares and on all other Preference Shares then outstanding ranking prior to or on a parity with the Conversion Preference Shares with respect to payment of dividends then outstanding shall have been declared and paid or set apart for payment in full at the date of any such action referred to in the foregoing subparagraphs (a), (b) and (c).

9.                                    Tax Election

The Corporation shall elect, in the manner and within the time provided under section 191.2 of the Income Tax Act (Canada) or any successor or replacement provision of similar effect, to pay tax at a rate, and take all other necessary action under such Act, such that no holder of the Conversion Preference Shares will be required to pay tax on dividends received on the Conversion Preference Shares under section 187.2 of Part IV.1 of such Act or any successor or replacement provisions of similar effect. Nothing in this paragraph 9 shall prevent the Corporation from entering into an agreement with a taxable Canadian corporation with which it is related to transfer all or a portion of the Corporation’s liability for tax under section 191.1 of the Act to that taxable Canadian corporation in accordance with the provisions of section 191.3 of the Act.

10.                            Withholding Tax

Notwithstanding any other provision of these share provisions, the Corporation may deduct or withhold from any payment, distribution, issuance or delivery (whether in cash or in shares) to be made pursuant to these share provisions any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and shall remit any such amounts to the relevant tax authority as required.  If the cash component of any payment, distribution, issuance or delivery to be made pursuant to these share provisions is less than the amount that the Corporation is so required or permitted to deduct or withhold, the Corporation shall be permitted to deduct and withhold from any non-cash payment, distribution, issuance or delivery to be made pursuant to these share provisions any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and to dispose of such property in order to remit any amount required to be remitted to any relevant tax authority.  Notwithstanding the foregoing, the amount of any payment, distribution, issuance or delivery made to a holder of Conversion Preference Shares pursuant to these share provisions shall be considered to be the amount of the payment, distribution, issuance or delivery received by such holder plus any amount deducted or withheld pursuant to this paragraph 10.  Holders of Conversion Preference Shares shall be responsible for all withholding taxes under Part XIII of the Income Tax Act (Canada), or any successor or replacement provision of similar effect, in respect of any payment, distribution, issuance or delivery made or credited to them pursuant to these share provisions and shall indemnify and hold harmless the Corporation on an after-tax basis for any such taxes imposed on any payment, distribution, issuance or delivery made or credited to them pursuant to these share provisions.

11.                            Book-Based System

(a)                               Subject to the provisions of subparagraphs (b) and (c) of this paragraph 11 and notwithstanding the provisions of paragraphs 1 through 10 of these share provisions, the Conversion Preference Shares shall be evidenced by a single fully registered Global Certificate representing the aggregate number of Conversion Preference Shares issued by the Corporation which shall be held by, or on behalf of, the System Operator as custodian of the Global Certificate for the Participants or issued to the System Operator in uncertificated form and, in either case, registered in the name of “CDS & Co.” (or in such other name as the System Operator may use from time to time as its nominee for purposes of the Book-Based System), and registrations of ownership, transfers, surrenders and conversions of Conversion Preference Shares shall be made only through the Book-Based System.  Accordingly, subject to subparagraph (c) of this paragraph 11, no beneficial holder of Conversion Preference Shares shall receive a certificate or other instrument from the Corporation or the System Operator evidencing such holder’s ownership thereof, and no such holder shall be shown on the records maintained by the System Operator except through a book-entry account of a Participant acting on behalf of such holder.

(b)                              Notwithstanding the provisions of paragraphs 1 through 10, so long as the System Operator is the registered holder of the Conversion Preference Shares:

(i)                                  the System Operator shall be considered the sole owner of the Conversion Preference Shares for the purposes of receiving notices or payments on or in respect of the Conversion Preference Shares or the delivery of Conversion Preference Shares and certificates, if any, therefor upon the exercise of rights of conversion; and

(ii)                              the Corporation, pursuant to the exercise of rights of redemption or conversion, shall deliver or cause to be delivered to the System Operator, for the benefit of the beneficial holders of the Conversion Preference Shares, the cash redemption price for the Conversion Preference Shares against delivery to the Corporation’s account with the System Operator of such holders’ Conversion Preference Shares.

(c)                               If the Corporation determines that the System Operator is no longer willing or able to discharge properly its responsibilities with respect to the Book-Based System and the Corporation is unable to locate a qualified successor or the Corporation elects, or is required by applicable law, to withdraw the Conversion Preference Shares from the Book-Based System, then subparagraphs (a) and (b) of this paragraph 11 shall no longer be applicable to the Conversion Preference Shares and the Corporation shall notify Book-Entry Holders through the System Operator of the occurrence of any such event or election and of the availability of Definitive Shares to Book-Entry Holders.  Upon surrender by the System Operator of the Global Certificate, if applicable, to the transfer agent and registrar for the Conversion Preference Shares and registration instructions for re-registration of the Conversion Preference Shares, the Corporation shall execute and deliver Definitive Shares.  The Corporation shall not be liable for any delay in delivering such instructions and may conclusively act and rely on and shall be protected in acting and relying on such instructions.  Upon the issuance of Definitive Shares, the Corporation shall recognize the registered holders of such Definitive Shares and the Book-Entry Shares for which such Definitive Shares have been substituted shall be void and of no further effect.

(d)                             The provisions of paragraphs 1 through 10 and the exercise of rights of redemption and conversion, with respect to Conversion Preference Shares are subject to the provisions of this paragraph 11, and to the extent that there is any inconsistency or conflict between such provisions, the provisions of this paragraph 11 shall prevail.

12.                            Wire or Electronic Transfer of Funds

Notwithstanding any other right, privilege, restriction or condition attaching to the Conversion Preference Shares, the Corporation may, at its option, make any payment due to registered holders of Conversion Preference Shares by way of a wire or electronic transfer of lawful money of the United States to such holders (less any tax required to be deducted by the Corporation).  If a payment is made by way of a wire or electronic transfer of funds, the Corporation shall be responsible for any applicable charges or fees relating to the making of such transfer.  As soon as practicable following the determination by the Corporation that a payment is to be made by way of a wire or electronic transfer of funds, the Corporation shall provide a notice to the applicable registered holders of Conversion Preference Shares at their respective addresses appearing on the books of the Corporation.  Such notice shall request that each applicable registered holder of Conversion Preference Shares provide the particulars of an account of such holder with a chartered bank in the United States to which the wire or electronic transfer of funds shall be directed.  If the Corporation does not receive account particulars from a registered holder of Conversion Preference Shares prior to the date such payment is to be made, the Corporation shall deposit the funds otherwise payable to such holder in a special account or accounts in trust for such holder.  The making of a payment by way of a wire or electronic transfer of funds or the deposit by the Corporation of funds otherwise payable to a holder in a special account or accounts in trust for such holder shall be deemed to constitute payment by the Corporation on the date thereof and shall satisfy and discharge all liabilities of the Corporation for such payment to the extent of the amount represented by such transfer or deposit.

13.                            Sanction by Holders of Conversion Preference Shares

The approval of the holders of the Conversion Preference Shares with respect to any and all matters referred to in these share provisions may be given in writing by all of the holders of the Conversion Preference Shares outstanding or by resolution duly passed and carried by not less than two-thirds of the votes cast on a poll at a meeting of the holders of the Conversion Preference Shares duly called and held for the purpose of considering the subject matter of such resolution and at which holders of not less than a majority of all Conversion Preference Shares then outstanding are present in person or represented by proxy in accordance with the by-laws of the Corporation; provided, however, that if at any such meeting, when originally held, the holders of at least a majority of all Conversion Preference Shares then outstanding are not present in person or so represented by proxy within 30 minutes after the time fixed for the meeting, then the meeting shall be adjourned to such date, being not less than 15 days later, and to such time and place as may be fixed by the chairman of such meeting, and at such adjourned meeting the holders of Conversion Preference Shares present in person or so represented by proxy, whether or not they hold a majority of all Conversion Preference Shares then outstanding, may transact the business for which the meeting was originally called, and a resolution duly passed and carried by not less than two-thirds of the votes cast on a poll at such adjourned meeting shall constitute the approval of the holders of the Conversion Preference Shares.  Notice of any such original meeting of the holders of the Conversion Preference Shares shall be given not less than 15 days prior to the date fixed for such meeting and shall specify in general terms the purpose for which the meeting is called, and notice of any such adjourned meeting shall be given not less than 10 days prior to the date fixed for such adjourned meeting, but it shall not be necessary to specify in such notice the purpose for which the adjourned meeting is called.  The formalities to be observed with respect to the giving of notice of any such original meeting or adjourned meeting and the conduct of it shall be those from time to time prescribed in the by-laws of the Corporation with respect to meetings of shareholders.  On every poll taken at any such original meeting or adjourned meeting, each holder of Conversion Preference Shares present in person or represented by proxy shall be entitled to one one-hundredth of a vote in respect of each dollar of the issue price for each of the Conversion Preference Shares held by such holder.

14.                            Fractional Shares

The Conversion Preference Shares may be issued in whole or in fractional shares. Each fractional Conversion Preference Share shall carry and be subject to the rights, privileges, restrictions and conditions of the Conversion Preference Shares in proportion to the applicable fraction.

15.                            Amendments

The provisions attaching to the Conversion Preference Shares may be deleted, varied, modified, amended or amplified by articles of amendment with such approval as may then be required by the Canada Business Corporations Act with any such approval to be given in accordance with paragraph 13 and with any required approvals of any stock exchanges on which the Conversion Preference Shares may be listed.